SCHEDULE 13G

EXHIBIT A

MEMBERS OF FILING GROUP

VCK Investment Fund Limited (SAC)

VCK Investment Fund Limited (SAC A)

André Street de Aguiar (an individual who controls VCK Investment Fund Limited (SAC A), a segregated account of VCK Investment Fund Limited (SAC))

ACP Investments Ltd.